Exhibit 99.3

October 22, 2014

Dear Fellow Shareholder:

I am pleased to report to you that we have reached an agreement whereby TrustAtlantic Financial Corporation and its subsidiary, TrustAtlantic Bank, would be acquired by First Horizon Corporation (NYSE: FHN), headquartered in Memphis, Tennessee. With total assets of approximately $24 billion at September 30, First Horizon is the parent company of First Tennessee Bank, a financial institution with a rich, 150 year history of service to its customers and communities.

Your Board of Directors began a systematic process nearly one year ago that explored the strategic options of TrustAtlantic with the primary aim of enhancing shareholder value, as well as addressing the needs of our other constituencies. The Board utilized the services of an experienced financial advisor and legal counsel and concluded that combining with a larger banking institution was the appropriate course of action to fulfill these goals. Earlier this year, we refocused the process to identify candidates and, ultimately, to select the partner that best served the interests of our shareholders, customers, employees and the communities in which we operate. The decision to partner with First Horizon and to merge TrustAtlantic Bank into First Tennessee Bank is the end result of that thorough and thoughtful process.

Attached is a copy of the news release that was issued earlier today along with a copy of a presentation posted on First Horizon’s website. The transaction consideration is structured as a combination of stock (75%) and cash (25%) and is based on the stated exchange ratio and FHN’s ten day volume weighted average closing price as of October 15, 2014. Consequently, the transaction is valued at $17.00 per TrustAtlantic share. This price is 1.61 times TrustAtlantic’s tangible book value per share at September 30, 2014.

We thank you for your investment in TrustAtlantic Financial Corporation and your loyal support.

I encourage you to call me at 919.844.1699 or our Chief Financial Officer, Rick Edwards, at 919.277.8712 if you have any questions. We currently anticipate that this strategic transaction will close during the first half of 2015.

Sincerely,

James A. Beck

President & Chief Executive Officer

Important other information

In connection with the proposed merger, First Horizon National Corporation will file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will include a proxy statement of TrustAtlantic Financial Corporation and a prospectus of First Horizon and other relevant documents concerning the proposed merger. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Clyde A Billings, Jr., First Horizon National Corporation, 165 Madison, 8th Floor, Memphis, TN 38103, telephone 901.523.5679, or Richard W. Edwards, TrustAtlantic Financial Corporation, 4801 Glenwood Ave., Suite 500, Raleigh, NC 27612; telephone 919. 277.8712. The Registration Statement and all other documents filed by First Horizon with the SEC also are and will be available free of charge at the SEC’s website (www.sec.gov).

This letter shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale is unlawful before registration or qualification of the securities under the securities laws of the jurisdiction. No offer of securities shall be made except by means of a prospectus satisfying the requirements of Section 10 of the Securities Act of 1933, as amended. First Horizon and TrustAtlantic Financial and their

4801 Glenwood Avenue · Suite 500 · Raleigh, NC 27612

respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding these persons and their interests in the merger will be included in the proxy statement/prospectus relating to the merger when it is filed with the SEC. Information concerning First Horizon's directors and executive officers is also set forth in its proxy statements and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC.

Statements contained in this letter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, management’s plans, objectives, expectations and intentions and other statements that are not based on historical facts.  Such statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management.  Since these statements reflect the views of management concerning future events, these statements involve significant risks, uncertainties and assumptions.  These risks and uncertainties include among others, changes in market interest rates, and general and regional economic conditions, changes in government regulations, changes in accounting principles, and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s financial statements or communications to investors.  Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

4801 Glenwood Avenue · Suite 500 · Raleigh, NC 27612